Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SPI Energy Co., Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-147246) on Form S-8 and its Post-Effective Amendment No. 1 of SPI Energy Co., Ltd. (as successor in interest to Solar Power, Inc.) and the registration statement (No. 333-203917) on Form S-8 and its Post-Effective Amendment No. 1 of SPI Energy Co., Ltd. (as successor in interest to Solar Power, Inc.), of our report dated May 17, 2016, with respect to the consolidated balance sheet of SPI Energy Co., Ltd. and subsidiaries (the “Group”) as of December 31, 2014 and 2015, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 20-F/A (Amendment No.1) of SPI Energy Co., Ltd.

Our report dated May 17, 2016, with respect to the consolidated financial statements, contains an explanatory paragraph that states the Group has suffered significant losses from operations, has a negative working capital as of December 31, 2015 and has substantial amounts of debts that will become due for repayment in 2016, which raise substantial doubt about the Group’s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated May 17, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, expresses our opinion that the Group did not maintain effective internal control over financial reporting as of December 31, 2015 because the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to 1) resources and expertise in relation to application of U.S. generally accepted accounting principles; 2) risk assessment procedures; 3) management review controls related to significant transactions; 4) internal communication processes, have been identified and included in management’s assessment.

Our report dated May 17, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015 also contains an explanatory paragraph that states the Group’s acquired Solar Juice Pty Ltd. during 2015 and management excluded from its assessment of the effectiveness of the Group’s internal control over financial reporting as of December 31, 2015, Solar Juice Pty Ltd.’s internal control over financial reporting associated with total assets of $32.8 million and total revenues of $35.4 million included in the consolidated financial statements of the Group as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Group also excluded an evaluation of the internal control over financial reporting of Solar Juice Pty Ltd.

/s/ KPMG Huazhen LLP

Shanghai, China

December 23, 2016